EXHIBIT 99.2

                    1st Quarter 2004 Results Conference Call Script

JoAnn Mannise:
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Good afternoon.  My name is JoAnn Mannise, and I am the Director of Investor
Relations at HemaCare. I would like to welcome everyone here today to our first quarter 2004 Financial Results Conference Call. With us here today is Judi Irving, HemaCare's President and Chief Executive Officer, and Robert Chilton, Executive Vice President and Chief Financial Officer.

During this call there will be forward-looking statements on a number of subjects that are based on the Company's current expectations and are subject to various risks and uncertainties. Actual results could differ materially. Our press releases and quarterly reports on Form 10-Q, as well as our other SEC filings, identify factors that could affect those results. I refer you to those documents. We do not undertake to update forward-looking statements to reflect later events and circumstances or actual outcomes.

And now I would like to introduce Judi Irving who will start with our prepared comments.

Judi Irving:
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Thank you, JoAnn.

Welcome to all of you. Today we announced our financial results for the first quarter ended March 31, 2004. We reported net income of $246,000, which represents our second consecutive quarter of profitable results. Our improved performance reflects our attention to generating increased sales at our ongoing facilities now that we have eliminated the distractions associated with our recently closed facilities. As of January 2004, we successfully completed the restructuring plan that we began implementing in the third quarter of 2003. We can now dedicate our full attention to those strategies that generate greater revenue and improved profit margins for our remaining business activities.

As a result of the implementation of our restructuring plan, and the related closure of specific business units, revenue declined $195,000 to $6,736,000 in the first quarter of 2004 when compared to the same period in 2003. However, our remaining blood product collection facilities reported a sizeable revenue gain of $678,000, or 16.5%, to $4,780,000 compared with the first quarter of last year. This positive result contributed to the generation of $246,000 of net income for the quarter compared with $8,000 of net income for the same period in 2003.

Although we are pleased with our recent results, we continue to work on delivering consistent operating results. The nature of our business is such that both seasonal and unpredictable fluctuations in demand and availability of donor products, may significantly impact our operating results. Our goal is to strengthen our business model to minimize these fluctuations in the future. Complicating this objective is the scheduled termination of our donor center management contract with Presbyterian
Intercommunity Hospital in the second quarter of 2004.   However, we
feel confident that we can meet these challenges and continue the progress we have started.

I would like to now turn the call over to Bob Chilton, who will review the operating results in more detail.

Bob Chilton:
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Thank you, Judi.

I would like to provide some additional detail information regarding the financial results we announced earlier today.

As Judi mentioned, HemaCare's first quarter results produced net income of $246,000, or $.03 per share basic and diluted, compared with $8,000 for the first quarter of 2003. One of the main reasons for this positive result is the fact that the Company's ongoing facilities generated $678,000 more revenue, or a 16.5% increase, during the quarter when compared with the same period in 2003. The Company finished the quarter with a total decrease in revenue of $195,000 to $6,736,000, or 2.8%, compared with the first quarter of 2003. As Judi mentioned, this is mostly attributable to the elimination of the revenue from the blood products segment produced by the donor centers closed as part of the restructuring plan implemented in the third quarter of 2003. In addition, there was a $94,000 decline in blood service revenue during the quarter compared with last year that was also partially attributable to the closure of donor centers, but also is a result of reduced therapeutic apheresis procedure volume primarily from the New York market.
As we have noted in the past, the number of these procedures we perform can fluctuate from quarter to quarter.

Gross profit from the blood products segment increased $525,000, or 200%, during the first quarter of 2004 compared with 2003. This was due to the closure of non-performing donor centers related to the implementation of management's restructuring plan, and increased operating efficiencies derived from larger sales volumes at the ongoing donor centers. During the first quarter of 2003, the closed donor centers generated operating losses of $194,000. The closure of these facilities eliminated these operating losses in the first quarter of 2004. In addition, as a result of increasing sales volumes at the ongoing donor centers, gross profits from these centers increased 72.6% to $787,000. The gross profit percentage for the ongoing donor centers during the first quarter improved to 16.5%, compared with 11.1% during the same period in 2003.

General and administrative expenses increased in the first quarter of 2004 by $199,000, or 20.2%, when compared with 2003. This is primarily the result of an increase in the bad debt provision of $124,000, and an increase in insurance expense of $69,000. The increase in the bad debt provision was the result of management's assessment that the rate of receivable write offs in the past two quarters, primarily from closed centers, might continue into future quarters. The increase in insurance expense was the result of a substantial increase in professional liability insurance when this policy was renewed in mid 2003.


The balance sheet as of March 31, 2004 shows cash and cash equivalents of $911,000 which is comparable to $935,000 as of the end of 2003. Working capital increased substantially to $1,763,000 from $1,179,000 as of the end of 2003. The main reason for this improvement is an increase in net receivables and the reclassification of $300,000 in notes payable with Comerica Bank to long-term from current as a result of the execution of an amendment to the Comerica credit agreement that extended the term of the line of credit to June 30, 2005. Net accounts receivable increased to $3,442,000 from $3,128,000 as of December 31, 2003. The Company has experienced some increase in days sales outstanding during the quarter. As of March 31, 2004, this collection statistic stood at 47 days, compared with only
42 days as of December 31, 2003; however, management's efforts to aggressively pursue outstanding receivables over the first year has produced positive results since the days sales outstanding level as of March 31, 2003 stood at 57 days.

As I previously mentioned, the Company recently entered into an amendment to the existing credit facility with Comerica Bank. This amendment extended the term of the line of credit one year to June 30, 2005, and recasts the financial covenants to levels more favorable to the Company. As a result of this amendment, the Company was in full compliance with all of the financial covenants documented in the amended credit facility. The Company is expected to have sufficient resources to satisfy working capital requirements and finance operations into 2005.

This concludes my prepared remarks regarding the first quarter 2004 financial results. I would like to now turn the call back over to Judi for some concluding remarks.

Judi Irving:
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Thank you Bob.

In closing, we are very proud of the significant progress we have made over the past year. Today, HemaCare is more efficient and focused. We have a stronger management team and we are excited about the future. There are challenges ahead of us and we must strive diligently to solidify our gains as we build for the future.

This concludes our prepared remarks.

We are now prepared to open the conference for your questions.
Operator, would you please provide the callers with the necessary instructions.